SUB-ITEM 77I:     Terms of new or amended securities

Effective February 27, 2015, the registrant terminated the public offering of and liquidated CM Advisors Fund – Class R Shares.

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Effective February 27, 2015, the registrant terminated the public offering of and liquidated CM Advisors Small Cap Value Fund – Class R Shares.